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                                EXHIBIT 10(A)(2)


                   AMENDMENT TO 1991 TECNOL STOCK OPTION PLAN

         This Amendment to the 1991 Tecnol Stock Option Plan (the "Plan") is hereby entered into by Tecnol Medical Products, Inc. (the "Company"), and by adoption of this amendment, it is hereby ratified and confirmed that the following facts are true and correct.

                              W I T N E S S E T H:

         A. Tecnol, Inc., a Texas corporation, entered into the Plan effective as of June 27, 1991. The Plan authorized the granting of options for up to two hundred thousand (200,000) shares of the common stock of Tecnol, Inc., provided that the aggregate number of shares would be subject to adjustment in the event of changes in the capital structure of Tecnol, Inc.

         B. On July 1, 1991, Tecnol, Inc. was merged into the Company. The terms of the merger provided that each share of common stock of Tecnol, Inc. would be converted into five shares of common stock of the Company. The terms of the merger, along with the provisions of Paragraph 14 of the Plan regarding the effect of a merger on the number of shares for which options could be granted under the Plan, resulted in an increase in the number of shares for which options could be granted under the Plan to one million (1,000,000). As of July 2, 1991, the stockholders of the Company adopted the Plan, and the Board of Directors of the Company succeeded to the rights of the Board of Directors of Tecnol, Inc. under the Plan.

         C. On February 3, 1993, the Board of Directors of the Company announced a three-for-two stock dividend on the shares of the common stock of the Company. One effect of the stock dividend was to increase the number of shares for which options could be granted under the Plan to one million five hundred thousand (1,500,000).

         D. Pursuant to Paragraph 16 of the Plan, the Board of Directors of the Company retained the right, subject to the approval of the Company stockholders, to modify or revise the Plan.

         E. The Board of Directors of the Company desires to amend the Plan as set forth herein.

         NOW THEREFORE, the 1991 Tecnol Stock Option Plan is hereby amended as follows:

 1. The second sentence of Paragraph 3 of the Plan shall be amended to read in its entirety as follows:

         "The total amount of Common Stock for which Options may be granted under this Plan may not exceed in the aggregate two million (2,000,000) shares."

         2. Paragraph 18 of the Plan shall be amended to read in its entirety as follows:

         "Paragraph 18. Effective Date of Plan. The Plan was originally adopted on June 27, 1991, and is amended effective October 12, 1995, the date of the adoption of this amendment by the Company's Board of Directors, subject to the approval of the stockholders of the Company of this
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amendment on or before October 11, 1996.  Such approval is a condition subsequent to the approval of this amendment by the Board of Directors which, if not satisfied, will result in this amendment being of no force or effect. No Option will be granted pursuant to the Plan after October 11, 2005."

         Except as modified herein, the Plan shall continue as adopted.

                                         TECNOL MEDICAL PRODUCTS, INC.


                                         By:    /s/David Radunsky
                                               ---------------------------------

                                         Its:     Chief Operating Officer
                                               ---------------------------------